UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

February 19, 2013
Date of Report (Date of earliest event reported)

DAYSTAR TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-34052	84-1390053
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

2280 Leckie Road, Suite B
Kelowna, B.C. V1X-6G6 Canada
(Address of Principal Executive Offices) (Postal Code)

(408) 582-7100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Election of a New Director

On February 19, 2013 Eliezer (Moodi) Sandberg became a member of the board of director of DayStar Technologies Inc. (“DayStar” or the “Company”). Mr. Sandberg has not yet been assigned to any of the committees of the Company's board of directors. There are no arrangements or understandings between the Company and any other person pursuant to which Mr. Sandberg was selected as a director, nor are there any transactions between Mr. Sandberg and the Company in which he has a direct or indirect material interest that the Company is required to report except as set forth below.

Since retiring from politics, Mr. Sandberg has served as a director, consultant, and agent for various Israel and foreign companies. He has also held various public positions, among those as Chairman of the Ethiopian National Project (ENP) and of the National Innovation Fund of the Republic of Kazakhstan. Mr. Sandberg is currently World Chairman of Keren Hayesod; United Jewish Appeal (The Foundation Fund), connecting Jewish communities on five continents.

Mr. Sandberg has been a Member of the Israel Parliament for 14 years during which time he served in numerous functions and positions, some of which include Deputy Speaker, Political Advisor to the Science and Technology Committee of the Council of Europe, Chairman of the Cabinet Ministers Committee for Science and Technology and founder and Chairman of Israeli Parliament Subcommittee on Hi-Tech. Mr. Sandberg received his LL.B. from Tel Aviv University.

As of the date of this Current Report on Form 8-K, the Company's board of directors had not yet granted any equity awards to Mr. Sandberg in connection with his appointment as a director but may do so in the future as per the Company's Non-employee Director Compensation.

Exhibit No.	Description
99.1	Press Release issued by Daystar Technologies Inc. dated February 19, 2013, regarding election of a new director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: February 19, 2013	By /s/ Peter A. Lacey
Peter A. Lacey
Interim Chief Executive Officer